Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Director, Investor and Corporate Communications (386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
CLOSING OF TENDER OFFER
     DAYTONA BEACH, Fla. — November 8, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today the final results of its previously announced cash tender offer to purchase up to $100,000,000 aggregate principal amount of its outstanding 5.40% senior notes due 2014 (the “Notes”) (CUSIP No. 460335AF9 and ISIN No. US335AF96).
     The tender offer expired at 8:00 a.m. (EST), on Monday, November 8, 2010 (the “Expiration Time”). As of the Expiration Time, Notes with an aggregate principal amount of $62,960,000 were tendered and not validly withdrawn.
     Commenting on the announcement, Daniel Houser, ISC’s Senior Vice President, Chief Financial Officer, stated, “We are pleased with the results of the tender offer, which is another step in our ongoing efforts to further strengthen our financial position. We will benefit from the current favorable interest rate environment to refinance the tendered notes with lower cost alternatives while extending a significant portion of our near-term debt maturities.”
     ISC previously announced early settlement of a portion of the Notes tendered prior to 5:00 p.m. (EDT) on Friday, October 22, 2010 (the “Early Tender Deadline”). ISC today accepted for purchase and effected settlement of all of the Notes that were tendered, not withdrawn and not previously accepted for purchase. Holders who validly tendered their Notes prior to the Early Tender Deadline received $1,095 per $1,000 principal amount of Notes
-More-

ISC ANNOUNCES CLOSING OF TENDER OFFER	PAGE 2
tendered and accepted for payment, and holders who validly tendered their Notes thereafter received $1,065 per $1,000 principal amount of Notes tendered and accepted for payment.
     In addition to the consideration described above, holders of Notes validly tendered and accepted for purchase received accrued and unpaid interest on the Notes from the last payment date for the Notes up to, but not including, the applicable settlement date.
     Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding, and the terms and conditions governing the Notes, including the covenants and other provisions contained in the indenture governing the Notes, will remain unchanged.
     ISC promotes major motorsports events in every month of the racing season — more than any other motorsports promoter. Collectively, ISC’s 13 facilities promote well over 100 motorsports events during the racing season, which includes 46 premier NASCAR (National Association for Stock Car Auto Racing) national series events.
•	Daytona International Speedway® in Florida

•	Talladega Superspeedway® in Alabama

•	Michigan International Speedway® located outside Detroit

•	Richmond International Raceway® in Virginia

•	Auto Club Speedway of Southern CaliforniaSM near Los Angeles

•	Kansas Speedway® in Kansas City, Kansas

•	Phoenix International Raceway® in Arizona

•	Chicagoland Speedway® near Chicago, Illinois

•	Route 66 RacewaySM near Chicago, Illinois

•	Homestead-Miami SpeedwaySM in Florida

•	Martinsville Speedway® in Virginia

•	Darlington Raceway® in South Carolina

•	Watkins Glen International® in New York
     ISC also promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     In addition to motorsports facilities, ISC owns and operates MRN Radio, the nation’s largest independent sports radio network; Daytona 500 Experience, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida and the official attraction of NASCAR; and, Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales.

ISC ANNOUNCES CLOSING OF TENDER OFFER	PAGE 3
     NASCAR is the most prominent sanctioning body in stock car racing, based on such factors as geographic presence, number of members and sanctioned events. ISC derives almost 90 percent of its revenues from NASCAR-sanctioned racing events.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, ISC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. ISC previously disclosed in response to Item 1A to Part I of its report on Form 10-K for the fiscal year ended November 30, 2009 certain important factors that could cause its actual results to differ from expectations. These forward-looking statements are made only as of the date thereof, and ISC undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
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